PROXY STATEMENT
                           OF WESTMORELAND COAL

                     Securities and Exchange Commission
                          Washington D.C. 20549

                        SCHEDULE 14a INFORMATION
             Proxy Statement Pursuant to Sections 14(a) of the
                 Securities Exchange Act of 1934

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Check the appropriate box:
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            (as permitted by Rule 14a-6(e)(2))
      [  ]  Definitive Proxy Statement
      [  ]  Definitive Materials
      [X ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule
14(a)-12
__________________________________________________________________

                       Westmoreland Coal Company
__________________________________________________________________

             (Name of Registrant as Specified in Its Charter)

              Westmoreland Committee To Enhance Share Value

__________________________________________________________________

              (Name of Person(s) Filing Proxy Statement,
               if other than the Registrant)

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(The following is added text of a Web Site at
freedomforshareholders.com)

FREEDOM FOR SHAREHOLDERS
(This appears on the home page)
(a button on this page takes the viewer to the next page which offers the following choices)

Filings with SEC
Appraisals
Concerned Shareholder Letters
Other Voices
(the button on Filings with SEC takes the viewer to the recently filed preliminary proxy statement of the Committee to Enhance
Share Value)
(the remaining pages contain a statement that the page is under construction)


The new pages are as follows:

1.  Meet our team!!

The text for the page is as follows:

On behalf of shareholders, the Committee has recruited and retained the services a first-rate team of professionals to help us in our campaign to enhance share value.

Jeff Bodington - As founder and President of Bodington & Company, Jeff provides management and financial consulting to the electric power industry. Bodington & Company is helping us to determine how to ensure the greatest revenue possible for shareholders in accordance with our plan to sell Westmoreland's Independent Power Projects (IPPs). Bodington & Company has provided services for 90 clients in more than 250 projects.

John A. Lee - John is a Partner at Andrews & Kurth LLP, Houston, TX where he focuses primarily on litigation and bankruptcy practice areas. He was Counsel to the Official Committee of Equity Security Holders (Equity Committee) which was selected and appointed by the office of the US Trustee to protect the rights and interests of Westmoreland shareholders during Westmoreland's recent bankruptcy case.

Richard Y. Roberts - Rick, a former Commissioner of the Securities and Exchange Commission (SEC), currently is Of Counsel with the Business and Finance Department and Utility Services Practices
Groups at Thelen Reid & Priest LLP in Washington, DC


2.  Bodington & Company

The text for the page is as follows:

The Committee has retained Bodington & Company to advise it on the value of WEI's independent power projects (IPP). B&Co has in depth experience with more than 125 power projects in the U.S. and is active in advising buyers and sellers of projects like those owned by WEI. B&Co has begun its appraisal and will complete its work once it has access to detailed information on the projects.

B&Co characterizes the current market for power projects as a seller's market. Valuations are high and B&Co has obtained multiple offers for even troubled projects. High quality projects bring 5 to 10 competitive offers. The reasons for the current sellers market include:

There are many buyers. Publicly owned independent power companies have aggressive growth plans. Many utilities have sold their own generation and are reinvesting the proceeds in newer, more efficient power projects. Newer IPPs, such as WEI's facilities, are 20% to 50% more efficient than older utility-owned power projects.

The supply of IPPs with power contracts is limited. Nearly all new projects have no power contract and these new projects are exposed to the risks of deregulating and volatile markets. WEI's projects have power contracts with either Public Service of Colorado or Virginia Power.

Many buyers are public companies involved in early-stage development of projects that will take several years to place in service. Acquiring operating projects provides these companies with current earnings to support their stock prices. All of WEI's projects are profitable and provide current earnings and cash flow.

Utilities are showing interest in buying out power contracts, and the remaining projects still have value. WEI received net proceeds of over $65 MM for the sale to Niagara Mohawk of its approximately 42 MW net interest in Rensselaer and Ft. Drum. Virginia Power has bought out power contracts, and it may be interested in buying out WEI's net interest of 178 MW in Alta Vista, Hopwell, Rova I and II, and Southampton. Public Service of Colorado has also bought out contracts, and it may be interested in buying out WEI's net interest of 13 MW in Ft. Lupton.

Generation is in demand. Load is growing, and many older facilities are nearing the ends of their economic lives. New projects are difficult to permit, develop, and construct. Existing projects, such as those owned by WEI, are already operating.